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Exhibit 23

                        Consent of Independent Auditors


We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-69112) of SFBC International, Inc. and in the Registration Statement (Form S-8 No. 333-85270) pertaining to the Employees' 1999 Stock Option Plan of SFBC International, Inc. of our report dated June 22, 2001 with respect to the consolidated financial statements of Anapharm for the year ended April 30, 2001 and of our report dated June 13, 2000 with respect to the consolidated financial statements of Anapharm for the year ended April 30, 2000 included in the Form 8-K/A of SFBC International, Inc. dated June 3, 2002.

                                                                 Ernst Young LLP
Quebec City, Canada
May 31, 2002